                                 EXHIBIT 10.10


                       PORTIONS OF THIS EXHIBIT HAVE BEEN
                 OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL
        TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND
           EXCHANGE COMMISSION. SUCH PORTIONS ARE DESIGNATED "[***]".

                                                          (Polo Japan - License)


            LICENSE AGREEMENT, dated as of March 1, 1998 by and between The Polo/Lauren Company, L.P. ("Licensor"), with a place of business at 650 Madison Avenue, New York, New York 10022, and Polo Ralph Lauren Japan Co., Ltd. ("Licensee"), a Japanese corporation with a place of business at Kihoh Bldg. 2-2, Koji-Machi, Chiyoda-ku, Tokyo, 102 Japan.

            WHEREAS, Licensor and its affiliates are engaged in the business of manufacturing, selling and promoting, and licensing others the right to manufacture, sell and promote, high quality apparel and related merchandise under certain Polo/Ralph Lauren trademarks and trade names; and

            WHEREAS, Licensee desires to obtain, and Licensor is willing to grant, a license pursuant to which Licensee shall have the right to use certain Polo/Ralph Lauren trademarks in a specified territory on the terms set forth herein;

            NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and undertakings hereinafter set forth, the parties hereto agree as follows:

            1.    Definitions.  As used herein, the term:

                  1.1 "License" shall mean the exclusive, non-assignable right to use the Trademarks in connection with the manufacture and/or importation and sale of Licensed Products in the Territory.

                  1.2 "Licensed Products" shall mean those items set forth on Schedule A attached hereto and made a part hereof, and all bearing the Trademarks.

                  1.3 "Licensor" shall mean The Polo/Lauren Company, L.P. a New York limited partnership.

                  1.4 "Licensee" shall mean Polo Ralph Lauren Japan Co., Ltd. a corporation organized under the laws of Japan.

                  1.5 "Territory" shall mean Japan.

                  1.6 "Trademarks" shall mean the trademarks set forth on Schedule B attached hereto. Licensor shall have the sole right to determine which Trademark shall be used on each particular Licensed Product, and the manner in which each Trademark shall be used in connection with each particular Licensed Product.

            2.    Grant of License.

                  2.1 Subject to the terms and provisions hereof, Licensor hereby grants Licensee and Licensee hereby accepts the License. Licensor shall neither use nor authorize third parties to use the Trademarks in connection with the manufacture, sale and/or importation of Licensed Products in the Territory during the term of this Agreement without Licensee's prior approval. Notwithstanding the foregoing, Licensor acknowledges and agrees that Licensee's parent company, The Seibu Department Stores, Ltd. ("Seibu"), will be involved, as Licensee's sublicensee, service provider or otherwise, in the Polo/Ralph Lauren business in the Territory using the Trademarks in accordance with the terms and conditions of this Agreement. To the extent it is legally permissible to do so, no license is granted hereunder for the manufacture, sale or distribution of Licensed Products to be used for publicity purposes, other than publicity of Licensed Products, in combination sales, as premiums or giveaways, or to be disposed of under or in connection with similar methods of merchandising, such license being specifically reserved for Licensor.

                  2.2 It is understood and agreed that the License applies solely to the use of the Trademarks on the Licensed Products, and that, except as specifically authorized or permitted under this Agreement, (i) no use of any other trademark of Licensor or of any of Licensor's affiliates (including any trademark that uses the name "Polo" or "Ralph Lauren"), and (ii) no use of the Trademarks on any other products, is authorized or permitted, nor are any rights with respect to the foregoing granted hereunder. Licensor reserves the right to use, and to grant to any other licensee the right to use, the Trademarks, whether within or outside the Territory, in connection with any and all products and services, other than Licensed Products within the Territory. Licensee understands and agrees that Licensor may itself manufacture or authorize third parties to manufacture in the Territory, Licensed Products for ultimate sale outside of the Territory. Subject to the terms of paragraph 16.4 hereof, Licensee may manufacture or cause to be manufactured the Licensed Products outside of the Territory, but solely for purposes of sale within the Territory pursuant to the terms of this Agreement.

                  2.3 Licensee shall not have the right to use Licensee's name on or in connection with the Licensed Products, except with the prior approval by Licensor of the use and placement of Licensee's name. Licensee shall, at the option of Licensor, include on its business materials and/or the Licensed Products an indication of the relationship of the parties hereto in a form approved by Licensor.

                  2.4 Licensee shall not use or permit or authorize another person or entity in its control to use the words "Polo" or "Ralph Lauren" as part of a corporate name or tradename without the express written consent of Licensor and Licensee shall not permit or authorize use of the Trademark in such a way so as to give the impression that the name "Ralph Lauren," or the Trademark, or any


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


modifications thereof, are the property of Licensee. Licensor hereby consents to the use by Licensee of the business name "Polo Ralph Lauren Japan Co., Ltd."

                  2.5 Neither Licensee nor its parent company or any affiliate or subsidiary of Licensee shall, directly or indirectly, manufacture, distribute, sell or advertise during the term of this Agreement, any items which bear the name or are associated with the name of any designer or brand listed on Schedule C hereto without Licensor's prior written consent. Licensee shall cause each sublicensee of rights hereunder, as a condition of such sublicensee's manufacture, promotion or sale of Licensed Products, to comply fully with the provisions of this paragraph 2.5; provided, however, that it shall not constitute a violation of this paragraph for any such sublicensee, with prior notice to Licensor, to manufacture, distribute, sell or advertise handkerchiefs, scarves, mufflers, luggage, leather goods, belts, gloves, hats, caps, socks, hosiery or jewelry which bear the name or are associated with the name of any designer or brand listed on Schedule C hereto. Nothing contained in this para-graph 2.5 shall prevent any parent company or affiliate of Licensee which owns or operates multi-brand department stores from acting as a retailer of any of the brands set forth on Schedule C hereto at such multi-brand department stores.

                  2.6 Licensor represents and warrants that it has full corporate right, power and authority to enter into this Agreement, to perform all of its obligations hereunder, and to consummate all of the transactions contemplated herein. In the event that Licensee or Licensor is charged with infringement on account of Licensee's use of any of the Trademarks or, if in connection with the development of Licensor's program in the Territory, Licensor determines that the use by Licensee of any or all of the trademarks should be discontinued upon reasonable written notice to Licensee, this license under the Trademarks shall be converted to a license under other "Ralph Lauren" trademark(s) or label(s); in such event Licensee hereby accepts the exclusive license to use such "Ralph Lauren" trademark(s) in connection with the manufacture and sale of Licensed Products in the Territory subject to all other terms of this License Agreement. In such event, Licensee shall immediately advise Licensor of its inventory of Licensed Products labeled with the Trademark(s) and of its stock of business materials bearing the Trademark(s) and Licensor shall, in its sole discretion and judgment, determine whether and to what extent such inventory and materials of Licensee may continue to be used by Licensee.

                  2.7 Except as specifically authorized under this Agreement, Licensee shall not purport to grant any right, permission or license hereunder to any third party, whether at common law or otherwise. Licensee shall not without Licensor's prior written approval sell any Licensed Products bearing the Trademark to any third party which, directly or indirectly, sells or proposes to sell such Licensed Products outside the Territory. Licensee shall use its best efforts to prevent any such resale outside the Territory and shall, immediately upon learning or receiving notice from Licensor that a customer is selling Licensed Products outside the Territory, cease all sales and deliveries to such customer.


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


                  2.8 Licensee recognizes that there are many uncertainties in the business contemplated by this Agreement. Licensee agrees and acknowledges that other than those representations explicitly contained in this Agreement, if any, no representations, warranties or guarantees of any kind have been made to Licensee, either by Licensor or by anyone acting on its behalf. Without limitation, no representations concerning the value of the Licensed Products or the prospects for the level of their sales or profits have been made and Licensee has made its own independent business evaluation in deciding to manufacture and distribute the Licensed Products on the terms set forth herein.

                  2.9 Notwithstanding anything to the contrary contained herein, Licensor reserves the right from time to time to authorize others to manufacture and sell Licensed Products as part of a combination sale, premium or give away with certain products (e.g. fragrances and cosmetics) bearing any of the Trademarks other than on Licensed Products.

                  2.10 The rights granted to Licensee hereunder are expressly conditioned upon (i) Seibu entering into an agreement with Licensor, simultaneous with the execution of this License Agreement and the Design Agreement, by which Seibu shall guarantee all of Licensee's financial and other obligations hereunder and under the Design Agreement, and upon the continued effectiveness of such agreement throughout the term and all renewals hereof. The form of such agreement is annexed hereto as Schedule E.

                  2.11 In the event Licensor wishes to use or license a third party to use in the Territory the trademark "Lauren/Ralph Lauren" in connection with the manufacture or sale of women's apparel during the term hereof, Licensor shall grant to Licensee a right of first refusal to act as the licensee therefor. In the implementation of said first refusal rights, Licensor shall give Licensee notice of the offer terms (the "Offer Terms") upon which it proposes to grant a license for such products ("Licensor's Offer"). Licensee shall have a period of forty-five (45) days after the date of Licensor's notice of the Offer Terms to accept or reject Licensor's Offer in writing. If Licensee rejects Licensor's Offer or if Licensee initially accepts Licensor's Offer but thereafter is unable to satisfy the Offer Terms, then Licensor shall be free to make an offer to any third party under the terms and conditions which are not materially more favorable to such third party than the offer terms set forth in Licensor's Offer. If Licensor shall make an offer to any third party under terms and conditions materially more favorable to such third party than the Offer Terms then, during the term hereof, Licensee's right of first refusal as provided hereinabove shall apply to such changed Offer Terms.

                  2.12 In the event Licensor wishes to use or license a third party to use in the Territory (i) any "New Trademark," as hereinafter defined, in connection with the manufacture or sale of Licensed Products during the term hereof, or (ii) the Trademarks in connection with any product other than Licensed Products


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


("New Product"), Licensor shall grant to Licensee a right of first refusal to act as the licensee therefor; provided, however, that Licensee shall have no right of first refusal with respect to any New Trademark or New Product if Licensor grants a license therefor to any third party for a territory which includes a country other than Japan. Licensor shall advise Licensee prior to granting, in Licensor's sole discretion, a license in the Territory to a third party with respect to any New Trademark or New Product. The term "New Trademark," as used herein, shall mean any trademark which includes the name "Polo" or "Ralph Lauren" which is not specifically listed in Schedule B hereto, but excludes any trademark designated by Licensor to replace any of the Trademarks pursuant to paragraph 2.6 hereof. The implementation of such first refusal rights shall be in the manner set forth in paragraph 2.11 hereof.

            3.    Design Standards and Prestige of Licensed Products.

                  3.1 Licensee acknowledges that it has entered into a design services agreement ("Design Agreement"), of even date herewith, with Polo Ralph Lauren Enterprises, L.P. (the "Design Partnership") which provides for the furnishing to Licensee by the Design Partnership of design concepts and other professional services so as to enable Licensee to manufacture or cause to be manufactured the Licensed Products in conformity with the established prestige and goodwill of the Trademark. Licensee shall manufacture, or cause to be manufactured, and sell only such Licensed Products as are made in accordance with the design and other information approved under, and in all other respects in strict conformity with the terms of, the Design Agreement.

                  3.2 Licensee acknowledges that the Trademarks have established prestige and goodwill and are well recognized in the minds of the public, and that it is of great importance to each party that in the manufacture and sale of various lines of Licensor's products, including the Licensed Products, the high standards and reputation that Licensor and Ralph Lauren have established be maintained. Accordingly, all items of Licensed Products manufactured or caused to be manufactured by Licensee hereunder shall be of high quality workmanship with strict adherence to all details and characteristics embodied in the designs furnished pursuant to the Design Agreement. Licensee shall supply Licensor with samples of the Licensed Products (including, if Licensor so requests, samples of labeling and packaging used in connection therewith) prior to production and from time to time during production, and shall, at all times during the term hereof, upon Licensor's request, make its manufacturing facilities available to Licensor, and shall use its best efforts to make available each subcontractor's manufacturing facilities for inspection by Licensor's representatives during usual working hours. No sales of miscuts or damaged merchandise shall contain any labels or other identification bearing the Trademark without Licensor's prior written approval, but sales of all products of Licensor or the Design Partnership's design shall nonetheless be subject to royalty payments pursuant to paragraph 6 hereof.


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


                  3.3 In the event that any Licensed Product is, in the judgment of Licensor, not being manufactured, distributed or sold with first quality workmanship or in strict adherence to all details and characteristics furnished pursuant to the Design Agreement, Licensor shall notify Licensee thereof in writing and Licensee shall promptly repair or change such Licensed Product to conform thereto. If a Licensed Product as repaired or changed does not strictly conform after Licensor's request and such strict conformity cannot be obtained after at least one (1) resubmission, the Trademarks shall be promptly removed from the item, at the option of Licensor, in which event the item may be sold by Licensee, provided such miscut or damaged item does not contain any labels or other identification bearing the Trademarks without Licensor's prior approval. Notwithstanding anything in this paragraph 3.3 to the contrary, sales of all products of Licensor's or the Design Partnership's design, whether or not bearing the Trademarks, shall nonetheless be subject to royalty payments pursuant to paragraph 6 hereof.

                  3.4 At the request of Licensor, Licensee shall cause to be placed on all Licensed Products appropriate notice designating Licensor or the Design Partnership as the copyright or design patent owner thereof, as the case may be. The manner of presentation of said notices shall be determined by Licensor.

                  3.5 Licensee shall make its personnel, and shall use its best efforts to make the personnel of any of its sublicensees, contractors, suppliers and other resources, available by appointment during normal business hours for consultation with the Licensor and the Design Partnership. Licensee shall make available to Licensor, upon reasonable notice, marketing plans, reports and information which Licensee may have with respect to Licensed Products in the Territory. At least once each year during the term hereof, senior executive personnel of Licensor and Licensee shall arrange meetings to discuss the conduct of all activities hereunder (including, without limitation, strategies for maintaining brand images in the Territory) and to pursue in good faith the resolution of problems which may be encountered by them. Licensee shall in no event be required to reimburse Licensor for any costs or expenses incurred by Licensor in connection with the consultation or meetings under this paragraph
3.5 in excess of the amount specified in paragraph 4.3 of the Design Agreement, inclusive of its reimbursement to The Polo/Lauren Company, L.P. and the Design Partnership thereunder.

            4.    Marketing.

                  4.1 The distribution of the Licensed Products in the Territory shall be performed exclusively by Licensee or under its supervision or control. The Licensed Products shall be sold by Licensee only to those specialty shops, department stores and other retail outlets which deal in products similar in quality and prestige to products bearing the Trademarks, whose operations are consistent with the quality and prestige of the Trademarks. Licensee shall not offer for sale or promote the sale of Licensed Products through the "Internet" (such rights being reserved by Licensor),


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


direct mail or other similar vehicles without Licensor's prior written approval. Licensee shall not market or promote or seek customers for the Licensed Products outside of the Territory and Licensee shall not, without Licensor's prior approval (which shall not unreasonably be withheld or delayed) establish a branch, wholly owned subsidiary, distribution or warehouse with inventories of Licensed Products outside of the Territory.

                  4.2 Licensee acknowledges that in order to preserve the good will attached to the Trademark, the Licensed Products are to be sold at prices and terms reflecting the prestigious nature of the Trademarks, it being understood, however, that Licensor is not empowered to fix or regulate the prices at which the Licensed Products are to be sold, either at the wholesale or retail level.

                  4.3 Licensee shall maintain the high standards of the Trademarks and the Licensed Products, in all advertising, packaging and promotion of the Licensed Products. Licensee shall not employ or otherwise release any of such advertising or packaging or other business materials relating to any Licensed Products or bearing the Trademarks, unless and until Licensee shall have made a request, in writing, for approval by Licensor. Licensor may, with respect to any advertising, packaging or business materials submitted by Licensee, make such suggestions as Licensor deems necessary or appropriate, or disapprove, in either event by notice to Licensee. Any approval granted hereunder shall be limited to use during the seasonal collection of Licensed Products to which such advertising relates and shall be further limited to the use (e.g. TV or print) for which approval by Licensor was granted. Licensee shall, at the option of Licensor, include on its business materials an indication of the relationship of the parties hereto in a form approved by Licensor.

                  4.4 Licensee shall use its best efforts to assure that all cooperative advertising, whereby Licensee provides a customer with a contribution toward the cost of an advertisement for Licensed Products, whether Licensee's contribution be in the form of an actual monetary contribution, a credit or otherwise, shall be subject to prior approval of Licensor under the same terms and conditions as apply to advertising and promotional materials prepared by or to be used by Licensee pursuant to paragraph 4.3 hereof; provided, however, that in the event that Licensee is not as a matter of practice given an opportunity to review the cooperative advertising due to time constraints, then Licensee shall notify Licensor, in advance, of those customers with whom it does cooperative Licensed Product advertising and/or promotion, and Licensee at Licensor's request shall notify the named customer of the terms of this Agreement which pertain to the said advertising or promotional materials.

                  4.5 Licensee shall exercise its best efforts to safeguard the established prestige and goodwill of the names "Polo" and "Ralph Lauren," the Polo Player design and the Lauren image, at the same level of prestige and goodwill as heretofore maintained. "Image" as used herein refers primarily to quality and style of


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packaging, advertising and promotion, creation and introduction of new products, type of outlets with reference to quality of service provided by retail outlets and quality of presentation of Licensed Products in retail outlets. Licensee shall take all necessary steps, and all steps reasonably requested by Licensor, to prevent or avoid any misuse of the Trademarks by any of its customers, contractors or other resources.

                  4.6 During each year of this Agreement, Licensee shall expend for the production and placement of advertising of Licensed Products as may be approved by Licensor hereunder ("Advertising") and such other promotional activities as Licensor, in its sole discretion, may approve, an amount that is not less than the "Annual Advertising Obligation," as hereinafter defined, for such year. Licensor shall consult with Licensee regarding the creation, production and placement of Advertising, but all final decisions with respect thereto shall be made by Licensor in its sole discretion. The "Annual Advertising Obligation" for each year during the term hereof shall be [***] percent [***] of the aggregate net sales price (as defined in paragraph 6.2 hereof) of Licensed Products sold during such year. Licensee's Annual Advertising Obligation shall be applied to Advertising and with Licensor's prior approval in its sole discretion, other promotional activities related to Licensed Products. Licensee shall deliver to Licensor within sixty (60) days after the end of each year hereof an accounting statement in respect of amounts expended by Licensee on Advertising for the prior year. Each such accounting statement shall be signed, and certified as correct, by a duly authorized officer of Licensee. Prior to each year hereof, Licensee shall submit Licensee's advertising budget for the upcoming year, based on the aggregate net sales price of Licensed Products during the year then ending and on sales projected for the upcoming year. The Annual Advertising Obligation for such upcoming year will initially be calculated and expended based upon such budget. If in any year during the term hereof an amount less than the Annual Advertising Obligation is expended on Advertising for any reason whatsoever (including an underestimate of the actual net sales for such year or because the actual cost of Advertising, if any, produced and placed during such year is less than the Annual Advertising Obligation), the entire amount not expended shall be added to the Annual Advertising Obligation for the following year. Except as may otherwise be agreed, not less than [***] percent [***] of the Annual Advertising Obligation shall be spent on the placement of media Advertising (i.e., print, outdoor and television advertising) other than "Cooperative Advertising" (which term shall mean Advertising specifically referring to, and intended to promote sales of Licensed Products at, a particular retail store or stores), and the remainder on Cooperative Advertising and other publicity and promotional activities pursuant to a plan and budget which shall be approved in advance by Licensor. Licensee may expend amounts to be determined in its discretion on advertising and promotional activities approved in advance by Licensor which exceed the Annual Advertising Obligation, and such excess expenditures by Licensee shall not be deemed to increase or otherwise modify the calculation of the Annual Advertising Obligation or Licensee's obligations pursuant to paragraph 4.7 hereof.


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


                  4.7 Licensee acknowledges that Licensor (or its affiliates or licensees), in connection with its contractual arrangements with certain models and the production of various advertising materials, incur costs (e.g. costs for photographers, models, usage rights, advertising shoots, etc.) properly allocable to its various international licensees who derive rights from such activities. Licensor shall be entitled to invoice Licensee each year for Licensee's allocable share of such costs and Licensee shall reimburse Licensor for such costs promptly after receipt of such invoices. In addition, Licensor intends to undertake various athletic endorsements, team and event sponsorships and other such activities as Licensor deems appropriate as part of a worldwide sports marketing program to develop its image internationally ("Sports Marketing Costs"). Licensor shall be entitled to invoice Licensee each year for Licensee's allocable share of such Sports Marketing Costs, and Licensee shall reimburse Licensor for such Sports Marketing Costs promptly after receipt of such invoices.

                  4.8 To the extent permitted by applicable law Licensor may from time to time, and in writing, promulgate rules and regulations to Licensee relating to the manner of use of the Trademarks. Licensee shall comply with such rules and regulations. Any such rules or regulations shall not be inconsistent with or derogate from the terms of this Agreement.

                  4.9 Licensee agrees to make available for purchase and to sell on its customary price, credit and payment terms all lines and styles of Licensed Products to (i) retail stores in the Territory bearing a trademark of Licensor or its affiliates and (ii) to any stores or facilities operated or owned by Licensor and its affiliates, which may be opened upon sixty (60) days' prior written notice to Licensee, which are authorized to sell the Licensed Products within such retail stores. Notwithstanding anything to the contrary contained herein, to the extent that any such Licensed Products are not so made available by Licensee to such stores because Licensee does not have such Licensed Products available to sell to such stores, such Licensed Products may be made available to such stores by Licensor (or its affiliates or other licensees).

                  4.10 Licensee shall refurbish or cause to be refurbished each store and corner dedicated to the sale of Licensed Products at least every six to eight years during the term hereof. Licensor and Licensee shall, each six months during the term hereof, consult in good faith regarding standards and specifications for such refurbishing, which standards and specifications shall be subject to Licensor's approval, and Licensee shall be responsible for causing all refurbishing to be undertaken in a manner consistent with such plans and specifications, as modified during each six-month review.

                  4.11 Consistent with the high quality and prestige of the Trademarks and products manufactured by, or under license from, Licensor and its affiliates, Licensee undertakes, during the term hereof, diligently to manufacture and


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sell all Licensed Products, to use its best efforts to create a demand therefor, supply such demand, and maintain adequate arrangements and facilities for the distribution of Licensed Products throughout the Territory. As an essential part of its distribution program, Licensee shall maintain adequate inventories (consistent with good industry practice) of all Licensed Products at distribution points reasonably adequate to satisfy the requirements of its customers for a full line of such Licensed Products and to expedite the delivery thereof.

                  4.12 Licensee shall, at all times during the term hereof, employ a President of Licensee, reasonably satisfactory to Licensor, whose material responsibilities shall include the conduct of the business contemplated hereunder. In addition to such President, Licensee shall, at all times during the term hereof, employ a high level managerial person, reasonably satisfactory to Licensor, whose sole material responsibility shall be the production, merchandising, distribution and promotion of the Licensed Product lines. Such person shall act as liaison between Licensor and Licensee.

            5.    Trademark Protection.

                  5.1 All uses of the Trademarks by Licensee, including, without limitation, use in any business documents, invoices, stationery, advertising, promotions, labels, packaging and otherwise shall require Licensor's prior written consent in accordance with paragraph 4.3 hereof.

                  5.2 All uses of the Trademarks by Licensee in advertising, promotions, labels and packaging shall bear the notation "Ralph (Polo Player Design) Lauren" or the representation of the Polo Player, as the case may be, and shall include at Licensor's option, a notice to the effect that each Trademark is used by Licensee for the account and benefit of Licensor or that Licensee is a registered user thereof or both such statements. The use of the Trademark pursuant to this Agreement shall be for the benefit of Polo and shall not vest in Licensee any title to or right or presumptive right to continue such use. For the purposes of trademark registration, sales by Licensee shall be deemed to have been made by Licensor.

                  5.3 Licensee shall cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor's rights in and to the Trademarks. If Licensor and Licensee agree that registering Licensee's exclusive rights with respect to the Trademarks in the Territory is appropriate, each of them shall undertake such action as may be necessary to obtain such registration; provided, however, that the cost of obtaining and maintaining such registration shall be borne by Licensee. Neither Licensor nor Licensee shall act unreasonably with respect to a request of the other in connection with the preceding sentence. Nothing contained in this Agreement shall be construed as an assignment or grant to Licensee of any right, title or interest in or to the Trademarks, or any of Licensor's other trademarks, it being understood that all rights relating thereto are reserved by Licensor, except for


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the License hereunder to Licensee of the right to use the Trademarks only as specifically and expressly provided herein. Licensee shall not file or prosecute a trademark or service mark application or applications to register the Trademarks, for Licensed Products or otherwise.

                  5.4 Licensee shall not, during the term of this Agreement or thereafter, (a) attack Licensor's title or rights in and to the Trademarks in any jurisdiction or attack the validity of this License or the Trademarks or (b) contest the fact that Licensee's rights under this Agreement (i) are solely those of a licensee, manufacturer and distributor and (ii) subject to the provisions of paragraph 10 hereof, cease upon termination of this Agreement. The provisions of this paragraph 5.4 shall survive the termination of this Agreement.

                  5.5 All right, title and interest in and to all samples, patterns, sketches, designs, artwork, logos and other materials furnished by or to Licensor or the Design Partnership, whether created by Licensor, the Design Partnership, or Licensee, are hereby assigned in perpetuity to, and shall be the sole property of, Licensor and/or the Design Partnership, as the case may be. Licensee shall assist Licensor to the extent necessary in the protection of or the procurement of any protection of Licensor's rights to the Trademarks and the designs, design patents and copyrights furnished hereunder, and Licensor, if Licensor so desires, may commence or prosecute any claims or suits in Licensor's own name or, if legally necessary and permissible, in the name of Licensee or join Licensee as a party thereto. Licensee shall promptly notify Licensor in writing of any uses which may be infringements or imitations by others of the Trademark on articles similar to those covered by this Agreement which may come to Licensee's attention. Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations, and shall bear one hundred percent (100%) of the costs of all actions or proceedings it elects to take; provided, however, that if Licensor declines to take action with respect to a particular infringer Licensee may, with Licensor's prior written consent, undertake such action at Licensee's expense.

            6.    Royalties.

                  6.1 (a) Licensee shall pay to Licensor minimum royalties for each year during the term of this Agreement as compensation for the License granted hereunder for the use of the Trademarks in the manufacture and sale, and/or importation and sale, of Licensed Products in the Territory.

                        (b) The minimum royalty for each year during the Initial Term hereof (as defined in paragraph 8 hereof) shall be the following amounts, fixed in U.S. dollars:


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                        Year 1         [***]
                        Year 2         [***]
                        Year 3         [***]
                        Year 4         [***]
                        Year 5         [***]

                        (c) The minimum royalty for each year during the "First Renewal Period" (as defined in paragraph 8 hereof) shall be as follows, in [***] yen:

                        Year 6         [***]
                        Year 7         [***]
                        Year 8         [***]
                        Year 9         [***]
                        Year 10        [***]

                        (d) The minimum royalty for each year during the "Second Renewal Period" (as defined in paragraph 8 hereof) shall be as follows, in [***] yen:

                        Year 11        [***]
                        Year 12        [***]
                        Year 13        [***]
                        Year 14        [***]
                        Year 15        [***]

                        (e) Within thirty (30) days after Licensee gives Licensor notice, pursuant to paragraph 8 hereof, that it is exercising its option to extend the term of this Agreement for each of the First Renewal Period and the Second Renewal Period, Licensor and Licensee shall confer and agree upon an exchange rate which shall be applied to all minimum royalty payments throughout the First Renewal Period and the Second Renewal Period, respectively, and that agreed upon exchange rate shall thereafter be applied throughout each such ensuing Renewal Period, unless the parties mutually agree to modify such exchange rate.

                        (f) Minimum royalties for each year shall be paid in twelve (12) equal monthly installments on the last day of each month during the term hereof, commencing with the first payment in the amount of [***] on March 31, 1998. No credit shall be permitted against minimum royalties payable in any year on account of earned or minimum royalties paid in any other year, and minimum royalties shall not be returnable. For the purposes of this Agreement, the term "year" shall mean a period of twelve (12) months commencing on each March 1 during the term of this Agreement.

                  6.2 Licensee shall pay to Licensor earned royalties based on the net sales price of all Licensed Products manufactured or imported and sold by Licensee hereunder. Earned royalties shall be an amount equal to the "Earned Royalty Percentage Rate" (as defined in Schedule D hereto) applied to the net sales price of all Licensed Products sold under this Agreement, including, without limitation, any sales made pursuant to the terms of paragraphs 3.2 and 10 hereof. Licensee shall prepare or cause to be prepared statements of operations for the period commencing on the date hereof and ending on August 31, 1998 and for each six-month period ending the last day of August and February in each new year hereof, hereof, which shall be furnished to Licensor together with payment of the earned royalties due, if any, for each such six-month period (less minimum royalties due for such year) no later than October 31 (for each period ending on the last day of August) and April 30 (for each period ending on the last day of February). The term "net sales price" shall mean the gross sales price to retailers who are not affiliates of Licensee or, with respect to Licensed Products that are not sold directly or indirectly to retailers, other ultimate consumers (as in the case of accommodation sales by Licensee to its employees or sales by Licensee in its own shops), of all sales of Licensed Products under this Agreement, less trade discounts, merchandise returns, sales tax or VAT taxes. No other deductions shall be taken. Any merchandise returns shall be credited in the six (6) month period in which the returns are actually made. For purposes of this Agreement, affiliates of Licensee shall mean all persons and business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter control, or are owned or controlled, directly or indirectly by Licensee, or are under common control with Licensee. It is the intention of the parties that royalties will be based on the bona fide wholesale prices at which Licensee sells Licensed Products to independent retailers in arms' length transactions. In the event Licensee shall sell Licensed Products to its affiliates, royalties shall be calculated on the basis of such a bona fide wholesale price irrespective of Licensee's internal accounting treatment of such sale. Licensee shall identify separately in the statements of operations provided to Licensor pursuant to paragraph 7.1 hereof, all sales to affiliates. Notwithstanding anything to the contrary contained herein, and except as may otherwise be agreed by Licensor and Licensee with respect to any particular items of Licensed Products, no earned royalties shall be due hereunder with respect to sales of Licensed Products which Licensee has acquired from other licensees of Licensor, unless Licensee acquires such products at a price which is equal to or less than [***] percent [***] off the regular wholesale price therefor, or the factory cost thereof plus [***] percent [***]. Licensor and Licensee anticipate that such products may include Women's Collection products, luggage and handbags.

                  6.3 If the payment of any installment of royalties is delayed for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date which is 10 days after the date the same became due pursuant to paragraphs 6.1 or 6.2 hereof at the prime rate of interest in effect from time to time at Chase Manhattan Bank, New York, New York or any successor bank.

                  6.4 The obligation of Licensee to pay royalties hereunder shall be absolute notwithstanding any claim which Licensee may assert against Licensor or the Design Partnership. Licensee shall not have the right to set-off, compensate or make any deduction from such royalty payments for any reason whatsoever.

                  6.5 All references to dollars in this Agreement shall, except as otherwise expressly provided herein, mean U.S. dollars. All royalties due hereunder shall be paid in U.S. dollars. The currency conversion to U.S. dollars for each six-month accounting period shall be made: (i) with respect to earned royalties on net sales of Licensed Products up to the "Trigger Point" (as defined in Schedule D hereto), at the "Fixed Exchange Rate" (as hereinafter defined), and (ii) with respect to earned royalties on net sales of Licensed Products in excess of the Trigger Point, at the spot conversion rate published by the Bank of Tokyo-Mitsubishi for the day on which the accounting statement and payment pursuant to paragraph 6.2 hereof. The term "Fixed Exchange Rate" shall mean the exchange rate agreed to by Licensor and Licensee with respect to each of the First Renewal Period and the Second Renewal Period, as set forth in paragraph 6.1(e) hereof, and with respect to the Initial Term hereof, the Fixed Exchange Rate shall be 110 yen to one (1) U.S. dollar. The amount of royalties to be paid to Licensor by Licensee hereunder has been determined on the understanding that Licensee will be entitled to deduct any required withholding taxes and Licensor will be entitled to a tax credit for United States federal income tax purposes equal to the amount of any tax imposed in Japan upon Licensor's royalties, whether imposed by withholding or otherwise. Licensee shall provide Licensor with all information and documentation necessary in order for the Licensor to secure such tax credits. In the event that any such Japan tax is not so available as a credit for United States federal income tax purposes for the period when paid, the royalty to be paid hereunder shall be renegotiated to reflect the actual loss of revenue to Licensor.

            7.    Accounting.

                  7.1 Licensee shall at all times keep an accurate account of all operations within the scope of this Agreement and shall render a full statement of such operations in writing to Licensor in accordance with paragraph
6.2 hereof. Such statements shall account separately for each different product category and shall include all aggregate gross sales, trade discounts, merchandise returns, sales of miscuts and damaged merchandise and net sales price of all sales for the previous six-month period. Such statements shall be in sufficient detail to be audited from the books of Licensee. Once annually, which may be in connection with the regular annual audit of Licensee's books, Licensee shall furnish an annual statement of the aggregate gross sales, trade discounts, merchandise returns and net sales price of all Licensed Products made or sold by Licensee certified by Licensee's chief financial officer or, if Licensee's records are examined by an independent accountant, by such independent accountant. Each six-month financial statement furnished by Licensee shall be certified by the chief financial officer of Licensee.

                  7.2 At least once annually and no later than 90 days after the close of Seibu's fiscal year, Seibu will furnish to Licensor a profit and loss statement and balance sheet covering its fiscal year which shall be certified by the independent auditor for Seibu. All financial statements required to be furnished herein shall be prepared in accordance with generally accepted accounting principles and any officer's certificate relative thereto shall state that such statements are true, complete and correct in all material respects and present fairly the financial position of Seibu as of the respective date of the balance sheets and the results of operations for the respective periods covered.

                  7.3 Licensor and its duly authorized representatives, on reasonable notice, shall have the right, no more than once in each year during regular business hours, for the duration of the term of this Agreement and for one (1) year after the expiration of the disposal period set forth in paragraph
10.2 hereof, to examine the books of account and records and all other documents, materials and inventory in the possession or under the control of Licensee and its successors with respect to the statements and information required pursuant to paragraphs 4.6, 6.2 and 7.1 hereof. All such books of account, records and documents shall be maintained and kept available by Licensee for at least the duration of this Agreement and for three (3) years thereafter. Licensor shall have free and full access thereto in the manner set forth above and shall have the right to make copies and/or extracts therefrom. If as a result of any examination of Licensee's books and records it is shown that Licensee's payments to Licensor hereunder with respect to any twelve (12) month period were less than or greater than the amount which should have been paid to Licensor by an amount equal to two percent (2%) of the amount which should have been paid during such twelve (12) month period, Licensee will, in addition to reimbursement of any underpayment, with interest from the date on which each payment was due at the rate set forth in paragraph 6.3 hereof, promptly reimburse Licensor for the cost of such examination.

            8.    Term.

                  (a) The term of this Agreement shall commence as of the date hereof and shall terminate on February 28, 2003 (the "Initial Term").

                  (b) If no Event of Default (as defined in paragraph 9.1 hereof) shall have occurred and not been cured or waived, and Licensee has achieved the "First Minimum Renewal Volume" (as such term is hereinafter defined) for the period March 1, 2001 to February 28, 2002, Licensee shall have the option, upon providing notice to Licensor on or before June 30, 2002, to renew this Agreement for an additional five (5) year period (the "First Renewal Term") so as to expire on February 28, 2008, on the terms and conditions set forth herein. The First Minimum Renewal Volume which Licensee must achieve in connection with sales of Licensed Products during the period from March 1, 2001 to February 28, 2002 in order to be entitled to renew this Agreement for a second term as hereinabove provided shall be [***] yen [***].

                  (c) If no Event of Default (as defined in paragraph 9.1 hereof) shall have occurred and not been cured or waived, and Licensee has achieved the "Second Minimum Renewal Volume" (as such term is hereinafter defined) for the period March 1, 2006 to February 28, 2007, Licensee shall have the option, upon providing notice to Licensor on or before June 30, 2007, to renew this Agreement for an additional five (5) year period (the "Second Renewal Term") so as to expire on February 28, 2013, on the terms and conditions set forth herein, except that there shall be no further option of renewal. The Second Minimum Renewal Volume which Licensee must achieve in connection with sales of Licensed Products during the period from March 1, 2006 to February 28, 2007 in order to be entitled to renew this Agreement for a second term as hereinabove provided shall be [***] yen [***].

                  (d) It is expressly understood that only the company (which may be Licensee) whose licensed term covers the period subsequent to the expiration of this Agreement shall be entitled to receive designs for Licensed Products intended to be sold after the expiration of this Agreement, and to make presentations of such Licensed Products during the market presentation weeks that relate to such subsequent period, even if such market presentation occurs prior to the termination of this Agreement. Without limiting the generality of the foregoing, in the event the term hereof is not renewed or extended, the last season for which Licensee shall be entitled to receive designs and, during the term hereof, to manufacture and sell Licensed Products shall be the Cruise/Holiday immediately preceding the expiration of the term hereof, and Licensor shall be entitled to undertake, directly or through a successor licensee, all activities associated with the design, manufacture and sale of Licensed Products commencing with the Spring season immediately following the expiration of the term hereof.

            9.    Default; Change of Control.

                  9.1 Each of the following shall constitute an event of default ("Event of Default") hereunder:

                        (i) Any installment of royalty payments is not paid when due and such default continues for more than fifteen (15) days after written notice thereof to Licensee; or

                        (ii) Licensee shall, after thirty (30) days' written notice from Licensor, continue to fail to timely present for sale to the trade a broadly representative and fair collection of each seasonal collection of Licensed Products designed by the Design Partnership under the Design Agreement, or Licensee again shall fail to timely ship to its customers a material portion of the orders of Licensed Products it has accepted after it has received thirty (30) days' written notice from Licensor stating that Licensee has failed on a recurring basis to so timely ship in the past and that such a failure in the future shall constitute an Event of Default hereunder; or

                        (iii) Licensee defaults in performing any of the other terms of this Agreement and continues in such default for a period of thirty (30) days after notice thereof (unless the default cannot be cured within such thirty (30) day period and Licensee shall have commenced to cure the default and proceeds diligently thereafter to cure within an additional fifteen (15) day period); or

                        (iv) Licensee fails within fifteen (15) days after written notice that payment is overdue to pay for any Licensed Products or materials, trim, fabrics, packaging or services relating to Licensed Products purchased by Licensee from Licensor or any agent or licensee of Licensor or any other supplier of such items; or

                        (v) If Licensee shall, after thirty (30) days' written notice from Licensor, continue to use the Trademarks in an unauthorized or improper manner and/or if Licensee shall make an unauthorized disclosure of confidential information or materials given or loaned to Licensee by Licensor or the Design Partnership which, unless it relates to designs or business plans for upcoming seasons, is expressly designated by Licensor or the Design Partnership as confidential when so given or loaned; or

                        (vi) Licensee or Seibu institutes proceedings seeking relief under a bankruptcy act or any similar law, or consents to entry of any order for relief against it in any bankruptcy or insolvency proceeding or similar proceeding, or files a petition for or consent or answer consenting to reorganization or other relief under any bankruptcy act or other similar law, or consents to the filing against it of any petition for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of it or of any substantial part of its property, or a proceeding seeking such an appointment shall have been commenced without Licensee's or Seibu's consent and shall continue undismissed for sixty (60) days or an order providing for such an appointment shall have been entered, or makes an assignment for the benefit of creditors, or admits in writing its inability, to pay its debts as they become due or fails to pay its debts as they become due, or takes any action in furtherance of the foregoing; or

                        (vii) Licensee or Seibu transfers or agrees to transfer substantially all of its property; or

                        (viii)The calling of a meeting of creditors, appointment of a committee of creditors or liquidating agents, or offering a composition or extension to creditors by, for or of Licensee or Seibu; or

                        (ix) There shall be a direct or indirect change in control of Licensee in violation of the provisions of paragraph 9.3 hereof; or

                        (x) An event of default occurs under the guarantee agreement referred to in paragraph 2.10 hereof or under the Design Agreement, or any other license agreement entered into between Licensor and Licensee or design agreement between Licensee and the Design Partnership; or

                        (xi) There shall be a change in control of Licensee such that Seibu Department Stores, Ltd. no longer controls, 100% of the issued and outstanding voting stock of Licensee or 100% of the equity interest of Licensee or (b) Hiroshi Kometani is no longer in all material respects responsible with individual authority as officer of Licensee, to unconditionally bind Licensee in connection with the operations contemplated by this Agreement, including, without limitation, the performance of Licensee's duties and obligations under this Agreement, unless Licensor approves a successor to Hiroshi Kometani within six (6) months after he ceases to function in such capacity, which approval will not unreasonably be withheld; or

                        (xii) Licensee shall have failed to perform any material term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any indebtedness owing by Licensee, if the effect of such failure is to accelerate the maturity of such indebtedness, or to permit the holder or holders of such indebtedness to cause such indebtedness to become due prior to the stated maturity thereof, regardless of whether or not such failure to perform will be waived by the holder or holders of such indebtedness.

                  9.2 If any Event of Default described in paragraphs 9.1(i),
(ii), (iii), (iv), (v), (ix), (x), (xi) or (xii) shall occur, Licensor shall have the right, exercisable in its sole discretion, to terminate this Agreement and the License upon ten (10) days' written notice to Licensee of its intention to do so, and upon the expiration of such ten (10) day period, this Agreement and the License shall terminate and come to an end. If the Event of Default described in paragraphs 9.1(vi), (vii) or (viii) shall occur, this Agreement and the License shall thereupon forthwith terminate and come to an end without any need for notice to Licensee. This Agreement will terminate automatically upon the expiration or termination for any reason whatsoever of the Design Agreement. Any termination of this Agreement shall be without prejudice to any remedy of Licensor for the recovery of any monies then due it under this Agreement or in respect to any antecedent breach of this Agreement, and without prejudice to any other right of Licensor including, without limitation, damages for breach to the extent that the same may be recoverable and Licensee agrees to reimburse Licensor for any costs and expenses (including attorneys' fees) incurred by Licensor in enforcing its rights hereunder. No assignee for the benefit of creditors, receiver, liquidator, sequestrator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business shall have any right to continue the performance of this Agreement.

                  9.3 During the term of this Agreement, Licensee shall not dissolve, liquidate or wind-up its business. In addition, Licensee shall not, without prior written notice to Licensor (i) merge or consolidate with or into any other corporation, or (ii) directly or indirectly sell or otherwise dispose of all or of a substantial portion of its business or assets. Licensor shall have the option, upon receipt of such notice, to terminate this Agreement upon notice to Licensee.

                  9.4 Licensee shall have the right to terminate this Agreement upon one hundred and twenty (120) days' written notice in the event that pursuant to paragraph 16.7 hereof it is determined that Licensor has defaulted in performing any of the terms of this Agreement which default has had a material adverse effect on Licensee's ability to exploit its rights hereunder, and that Licensor has continued in default for a period of thirty (30) days after notice thereof (unless the default cannot be cured within such thirty (30) day period and Licensor shall have commenced to cure the default and proceeds diligently to cure within an additional fifteen (15) day period).

            10.   Disposal of Stock Upon Termination or Expiration.

                  10.1 Within fifteen (15) days following the termination of this Agreement for any reason whatsoever including the expiration of the term hereof, and on the last of each month during the disposal period set forth in paragraph 10.2 hereof, Licensee shall furnish to Licensor a certificate of Licensee listing its inventories of Licensed Products (which defined term for purposes of this paragraph 10.1 shall include, but shall not be limited to, all fabrics, trim and packaging which are used in the manufacture and marketing of Licensed Products) on hand or in process wherever situated. Within fifteen (15) days after delivery of such certificate, Licensor shall have the right to conduct a physical inventory of Licensed Products in Licensee's possession or under Licensee's control. Licensor or Licensor's designee shall have the option (but not the obligation) to purchase from Licensee all or any part of Licensee's then existing inventory of Licensed Products upon the following terms and conditions:

                        (i) Licensor shall notify Licensee of its or its designee's intention to exercise the foregoing within 30 days of delivery of the certificate referred to above and shall specify the items of Licensed Products to be purchased.

                        (ii) The price for Licensed Products manufactured by or on behalf of Licensee on hand or in process shall be Licensee's standard cost (the actual manufacturing cost) for each such Licensed Product. The price for all other Licensed Products which are not manufactured by Licensee shall be Licensee's landed costs therefor. Landed costs for the purposes hereof means the F.0.B. price (as defined under the INCOTERMS 1990 of the International Chamber of Commerce) of the Licensed Products together with customs, duties, and brokerage, freight and insurance.

                        (iii) Licensee shall deliver the Licensed Products purchased within twenty (20) days of receipt of the notice referred to in clause (i) above. Payment of the purchase price for the Licensed Products so purchased by Licensor or its designee shall be payable upon delivery thereof, provided that Licensor shall be entitled to deduct from such purchase price any amounts owed it by Licensee (and/or to direct payment of any part of such merchandise to any supplier of Licensed Products in order to reduce an outstanding balance due to such supplier from Licensee).

                  10.2 In the event Licensor chooses not to exercise the option referred to in paragraph 10.1 hereof with respect to all or any portion of Licensed Products, for a period of one hundred and twenty (120) days after termination of this Agreement for any reason whatsoever, except on account of breach of provisions of paragraph 3, 4 or 6 hereof, Licensee may dispose of Licensed Products which are on hand or in the process of being manufactured at the time of termination of this Agreement, provided that (i) Licensee fully complies with the provisions of this Agreement, including specifically those contained in paragraphs 3, 4 and 6 hereof in connection with such disposal, and
(ii) said disposal takes place within one hundred and twenty (120) days after the termination or expiration of the term hereof, as the case may be.

                  10.3 Notwithstanding anything to the contrary contained herein, in the event that upon the expiration or termination of the term hereof for any reason Licensee has not rendered to Licensor all accounting statements then due, and paid (i) all royalties and other amounts then due to Licensor,
(ii) all compensation then due to Design Partnership under the Design Agreement and (iii) all amounts then due to any supplier of Licensed Products or components thereof (collectively, "Payments"), Licensee shall have no right whatsoever to dispose of any inventory of Licensed Products in any manner. In addition, if during any disposal period Licensee fails timely to render any accounting statements, or certificates of inventory as required under paragraph
10.1 hereof, or to make all Payments when due, Licensee's disposal rights hereunder shall immediately terminate without notice.

            11.   Effect of Termination.

                  11.1 It is understood and agreed that except for the License to use the Trademarks only as specifically provided for in this Agreement, Licensee shall have no right, title or interest in or to the Trademarks. Upon and after the termination of this License, all rights granted to Licensee hereunder, together with any interest in and to the Trademarks which Licensee may acquire, shall forthwith and without further act or instrument be assigned to and revert to Licensor. In addition, Licensee will execute any instruments requested by Licensor which are necessary to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein. Licensor shall thereafter be free to license to others the right to use the Trademarks in connection with the manufacture and sale of the Licensed Products covered hereby, and Licensee will refrain from further use of the Trademarks or any further reference to them, direct or indirect, or any other trademark, trade name or logo that is confusingly similar to the Trademarks, or associated with the Trademark in any way, in connection with the manufacture, sale or distribution of Licensee's products, except as specifically provided in paragraph 10 hereof. It is expressly understood that under no circumstances shall Licensee be entitled, directly or indirectly, to any form of compensation or indemnity from Licensor or the Design Partnership or their affiliates, as a consequence to the termination of this Agreement, whether as a result of the passage of time, or as the result of any other cause of termination referred to in this Agreement. Without limiting the generality of the foregoing, by its execution of the present Agreement, Licensee hereby waives any claim which it has or which it may have in the future against Licensor, the Design Partnership or their affiliates, arising from any alleged goodwill created by Licensee for the benefit of any or all of the said parties or from the alleged creation or increase of a market for Licensed Products. Licensee does not hereby waive any claim which might arise against Licensor for damages as a result of any breach of this Agreement by Licensor.

                  11.2 Licensee acknowledges and admits that there would be no adequate remedy at law for its failure (except as otherwise provided in para-graph 10 hereof) to cease the manufacture or sale of the Licensed Products covered by this Agreement at the termination of the License, and Licensee agrees that, notwithstanding anything to the contrary contained in paragraph 16.7 hereof, in the event of such failure Licensor shall be entitled to equitable relief by the way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper.

            12. Showroom. Licensee represents that a separate showroom for the presentation and sale of the Licensed Products will be established and staffed and Licensee agrees to maintain, operate, decorate and staff the showroom in a manner consistent with that of the showrooms established for the presentation and sale of Licensor's products. Licensee shall consult with Licensor with respect to the design, layout, decoration and staffing of the showroom and all expenses incurred with respect to the design, construction, operation and maintenance of such showroom shall be borne by Licensee.

            13.   Indemnity.

                  13.1 Licensor shall indemnify and hold harmless Licensee from and against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses in actions involving third parties or between the parties hereto) which Licensee is or becomes liable for, or may incur solely by reason of its use within the Territory, in strict accordance with the terms and conditions of this Agreement, of the Trademarks or the designs furnished to Licensee by Licensor or the Design Partnership, to the extent that such liability arises through infringement of another's design patent, trademark, copyright or other proprietary rights; provided, however, that Licensee gives Licensor prompt notice of, and full cooperation in the defense against, such claim. If any action or proceeding shall be brought or asserted against Licensee in respect of which indemnity may be sought from Licensor under this paragraph 13.1, Licensee shall promptly notify Licensor thereof in writing, and Licensor shall assume and direct the defense thereof. Licensee may thereafter, at its own expense, be represented by its own counsel in such action or proceeding. Licensor shall, promptly after a request from Licensee no more than once each year, provide Licensee with an updated list of the trademark applications and registrations it owns in the Territory.

                  13.2 To the extent not inconsistent with paragraph 13.1 hereof, Licensee shall indemnify and save and hold Licensor, the Design Partnership and Ralph Lauren, individually, harmless from and against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses in actions involving third parties or between the parties hereto), which they, or any of them, are or become liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement, including Licensee's use of Licensee's own designs, in connection with Licensed Products manufactured by or on behalf of Licensee or otherwise in connection with Licensee's business.

            14. Insurance. Licensee shall carry product liability insurance with limits of liability in the minimum amount, in addition to defense costs, of $2,000,000 per occurrence and $2,000,000 per person and Licensor, Polo Ralph Lauren Corporation, the Design Partnership and Ralph Lauren, individually, shall be named therein as insureds, as their interests may appear. The maximum deductible with respect to such insurance shall be $25,000. Licensee shall, promptly after the signing of this Agreement, deliver to Licensor a certificate of such insurance from the insurance carrier, setting forth the scope of coverage and the limits of liability and providing that the policy may not be canceled or amended without at least thirty (30) days' prior written notice to Licensor, the Design Partnership and Ralph Lauren, individually.

            15.   Disclosure.

                  15.1 Licensor and Licensee, and their affiliates, employees, attorneys, accountants and bankers shall hold in confidence and not use or disclose, except as permitted by this Agreement, (i) confidential information of the other or (ii) the terms of this Agreement, except upon consent of the other or pursuant to, or as may be required by law, or in connection with regulatory or administrative proceedings and only then with reasonable advance notice of such disclosure to the other. Licensee shall take all reasonable precautions to protect the secrecy of the material used pursuant to this Agreement prior to the commercial distribution or the showing of samples for sale, and shall not sell any merchandise employing or adapted from any of said designs sketches, artwork, logos, and other materials or their use except under the Trademark.

                  15.2 Licensee agrees that all press releases and other public announcements related to Licensor's operations hereunder, shall be subject to approval by Licensor, and that each request for a statement, release or other inquiry shall be sent in writing to the advertising/publicity director of Licensor for response.

            16.   Miscellaneous.

                  16.1 All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been properly given or sent (i) on the date when such notice, request, consent or communication is personally delivered or (ii) five (5) days after the same was sent, if sent by certified or registered mail or (iii) two (2) days after the same was sent, if sent by overnight courier delivery or confirmed telecopier, as follows:

                        (a)   if to Licensee, addressed as follows:

                              Polo Ralph Lauren Japan Co., Ltd.
                              Kihoh Bldg. 2-2, Koji-Machi
                              Chiyoda-ku
                              Tokyo, 102 Japan
                              Attention: President
                              Telecopier: 81.3.3222.0266

                              With a copy to:

                              The Seibu Department Stores, Ltd.
                              16-15 Minaini-ikebukuro 1-chome
                              Toshima-ku, Tokyo 171 Japan
                              Attention: Manager of International Division
                              Telecopier: 81.3.5396.5285

                        (b)   if to Licensor, addressed as follows:

                              The Polo/Lauren Company, L.P.
                              650 Madison Avenue
                              New York, New York 10022
                              Attention: President
                              Telecopier: 212-318-7186

                              with a copy to:

                              Victor Cohen, Esq.
                              Eighth Floor
                              650 Madison Avenue
                              New York, New York 10022
                              Telecopier: 212-318-7183

Anyone entitled to notice hereunder may change the address to which notices or other communications are to be sent to it by notice given in the manner contemplated hereby.

                  16.2 Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and no party hereto shall have any power to obligate or bind any other party hereto in any manner whatsoever, except as otherwise provided for herein.

                  16.3 None of the terms hereof can be waived or modified except by an express agreement in writing signed by the party to be charged. The failure of any party hereto to enforce, or the delay by any party in enforcing, any of its rights hereunder shall not be deemed a continuing waiver or a modification thereof and any party may, within the time provided by applicable law, commence appropriate legal proceedings as set forth in paragraphs 11.2 and
16.7 hereof to enforce any and all of such rights. All rights and, except as provided in paragraph 16.7 hereof, remedies, provided for herein shall be cumulative and in addition to any other rights or remedies such parties may have at law or in equity. Any party hereto may employ any of the remedies available to it with respect to any of its rights hereunder without prejudice to the use by it in the future of any other remedy with respect to any of such rights. No person, firm or corporation other than the parties hereto shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

                  16.4 This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Licensor may assign all or any portion of the royalties payable to Licensor hereunder, as designated by Licensor, and in addition, Licensor may, upon thirty (30) days' written notice to Licensee, assign all of its rights, duties and obligations hereunder to any entity to which the Trademarks, or the right to use the Trademarks, has been transferred, or to an affiliate of any such entity. The rights granted to Licensee hereunder are unique and personal in nature, and neither this Agreement nor the License may be assigned by Licensee without Licensor's prior written consent. Any attempt by Licensee to transfer any of its rights or obligations under this Agreement, whether by assignment, sublicense or otherwise, without having received the prior written consent of Licensor shall constitute an Event of Default, but shall otherwise be null and void. Licensee may employ subcontractors subject to the prior approval of Licensor for the manufacture of the Licensed Products; provided, however, that in any event, (i) the supervision of production of Licensed Products shall remain under the control of Licensee, (ii) Licensee shall maintain appropriate quality controls to assure compliance with the quality standards set forth herein, (iii) such subcontractors shall comply with all other requirements of Licensor consistent with the terms of this Agreement, including, but not limited to, the execution by subcontractor of a Trademark and Design Protection Agreement in the form annexed hereto as Exhibit F, (ii) Licensee shall cause such subcontractors to sell off any seconds or defective merchandise exclusively to Licensee, and shall be responsible for ensuring that such subcontractors do not violate any customs, quota or other such laws, rules and regulations, or any laws, rules or regulations in respect of the use of child labor, wages, workplace safety, environmental compliance and all related matters.

                  16.5 Licensee shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the operations of Licensee contemplated hereby, including, without limitation, as they relate to the manufacture, importation, distribution, sale or promotion of Licensed Products, notwithstanding the fact that Licensor may have approved such item or conduct. Nothing contained herein or in the Design Agreement shall obligate either party hereto to act in violation of any applicable law, rule, regulation or requirement of any governmental body, including, without limitation, the Antimonopoly Act of Japan.

                  16.6 This Agreement shall be construed in accordance with and governed by the laws of the State of New York, applicable to contracts made and to be wholly performed therein without regard to its conflicts of law rules.

                  16.7.1 The parties hereby consent to the jurisdiction of the United States District Court for the Southern District of New York and of any of the courts of the Southern District of New York and of any of the courts of the State of New York located within the Southern District in any action by Licensor to enforce its rights pursuant to paragraph 11.2 hereof, and agree further that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered as provided in paragraph 16.1 hereof. Notwithstanding anything to the contrary set forth herein, neither Polo Ralph Lauren, L.P., Polo Ralph Lauren Corporation nor any other general or limited partner of Licensor shall be liable for any claim based on, arising out of, or otherwise in respect of, this Agreement, and Licensee shall not have nor claim to have any recourse for any such claim against any general or limited partner of Licensor.

                  16.7.2 Except as provided for in paragraph 16.7.1 hereof, in the event that (i) there is a dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (hereinafter referred to as a "Controversy"), and (ii) the parties hereto have not resolved such Controversy within sixty (60) days (or such other period of time as the parties hereto may at the time agree upon) after either party gives written notice of such Controversy to the other, then the Controversy in question shall, at the request of either party, be finally settled by arbitration in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA"), as such rules may be modified herein.

                  16.7.3 An award rendered in connection with an arbitration pursuant to this Section shall, absent appealable error, be final and binding on the parties and judgment upon such an award may be entered and enforced in any court of competent jurisdiction; provided, however, that nothing contained in, nor the exercise of any rights under, this paragraph 16.7 shall be construed to limit or preclude a party from bringing an action in any court of competent jurisdiction before or during the pendency of any arbitration proceedings for injunctive or other provisional relief to compel the other party to comply with its obligations hereunder. The pursuit of provisional remedies shall not constitute a waiver of the right of either party, including the plaintiff, to submit the controversy or claim to arbitration.

                  16.7.4 All arbitration proceedings under this Section shall be held in New York City.

                  16.7.5 The parties hereto shall mutually agree on an arbitrator; provided, however, that if the parties are unable to agree upon a sole arbitrator within ten (10) days after either party has, by written notice to the other, requested arbitration then the arbitration panel shall be composed of three (3) arbitrators. In that case, each party shall, within twenty-one (21) days after either party has by written notice to the other requested arbitration (in accordance with the Rules), appoint one (1) arbitrator (and notify the other party in writing of such appointment), and the two (2) arbitrators so appointed shall jointly select, within fifteen (15) days after their appointment, a third arbitrator to act as chairperson. If (i) either party fails to notify the other party in writing of its appointment of an arbitrator within the aforesaid twenty-one (21) day period, or (ii) the two (2) party-appointed arbitrators fail to appoint a third arbitrator within said fifteen (15) days of their appointment, or (iii) any person appointed as an arbitrator by either party cannot continue to serve, and the party by whom such arbitrator was appointed shall fail to appoint a successor arbitrator within ten (10) days after such arbitrator's inability to serve becomes known to the parties, the successor arbitrator shall be appointed by the AAA in accordance with the Rules, but in no event later than fifteen (15) days after the AAA is first requested in writing to make such appointment in accordance with this paragraph 16.4. Each arbitrator shall possess the requisite experience and expertise in respect of the matters to which the Controversy relates to enable him or her to perform his or her arbitral duties competently.

                  16.7.6 Each party shall bear and pay the cost of the arbitrator appointed by it, and its other costs, including attorneys' fees. The cost of the sole or third arbitrator and of any hearing transcript shall be divided equally between the parties.

                  16.7.7 All arbitration proceedings under this Section shall be governed by the laws of the State of New York.

                  16.7.8 Each party shall be given not less than forty-five (45) days' advance written notice of the time and place of any arbitration hearing. The arbitration hearing shall be held no later than sixty (60) days after the appointment of the arbitration panel, and the arbitration panel shall render its award or decision no later than thirty (30) days after the closing of the arbitration hearing.

                  16.7.9 The arbitrator(s) shall be guided, but not bound, by the Federal Rules of Evidence and by the Federal Rules of Civil Procedure. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration and shall be concluded within forty-five (45) days after the appointment of the arbitration panel.

                  16.7.10 Each party agrees to cooperate fully with any such arbitrator(s) and to use its best efforts to respond to all reasonable requests of such arbitrator(s).

                  16.8 The provisions hereof are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provision in this Agreement in any jurisdiction. To the extent legally permissible, an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision.

                  16.9 The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any ambiguity in this Agreement shall not be construed against the party who prepared this Agreement.

                  16.10 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized officer as of the day and year first above written.


                           THE POLO/LAUREN COMPANY, L.P.
                           By: Polo Ralph Lauren, L.P.
                                    General Partner
                           By: Polo Ralph Lauren Corporation
                                    General Partner


                           By:    /s/  Michael J. Newman
                              ---------------------------------
                                       Michael J. Newman

                           Polo Ralph Lauren Japan Co. Ltd.


                           By:     /s/ Hiroshi Kometani
                              ---------------------------------
                                       Hiroshi Kometani

Acknowledged and Agreed:

The Seibu Department Stores, Ltd.


By:    /s/ Hiroshi Kometani
   -----------------------------
           Hiroshi Kometani

                                                                      Schedule A


                                LICENSED PRODUCTS

Licensed Products shall mean the following products bearing one of the Trademarks as designated by Licensor, in its sole discretion:

      1. "Menswear Licensed Products", as follows: men's suits, jackets, slacks, jeans, overcoats, top coats, sports outerwear, sweaters, knit shirts, dress shirts, sport shirts, raincoats, scarves, robes, socks, gloves, handkerchiefs, underwear, pajamas, ties (including bow ties, ascot ties, pocket squares and cummerbunds) hats and caps and such other items as may from time-to-time be designated by the Design Partnership. If Licensor is able, during the term hereof, to reach an arrangement with Kokan Hanbai K.K. ("Kokan") by which Kokan would no longer be required to act as Licensee's sublicensee for men's and boy's underwear bearing the Trademark in the Territory ("Men's Underwear"), Licensor shall have the right to terminate Licensee's rights with respect to Men's Underwear upon thirty (30) days' written notice; provided, however, that upon such termination Licensor shall pay Licensee an amount equal to two (2) times the amount of royalties and compensation paid by Licensee to Licensor hereunder and under the Design Agreement on sales of Men's Underwear during the contract year immediately preceding the year in which such termination takes place.

      2. "Boyswear Licensed Products", sizes 4-20, as follows: boy's dress, knit and woven sport shirts, suits, sportcoats, vests, sweaters, topcoats, neckwear, long and short pants and slacks, jeans, socks, gloves, underwear, pajamas, hats and caps, handkerchiefs and swimsuits, and such other items as may from time-to-time be designated by the Design Partnership.

      3. "Girlswear Licensed Products", sizes 3-14, as follows: shirts, blouses, knit shirts, dresses, coats, sport jackets, sweaters, slacks, jeans, socks, gloves, hats, scarves, swimwear, handkerchiefs and skirts and such other items as may from time-to-time be designated by the Design Partnership.

      4. "Infants and Toddlers Licensed Products", as follows: newborn, infant and toddler apparel including, without limitation, playwear, sportswear, outerwear and sleepwear.

      5. "Leather Goods Licensed Products", as follows: personal leather goods, luggage and ladies' handbags, including, but not limited to wallets, portfolios, key cases, eyeglass cases, girls' schoolbags, jewelry boxes, cosmetic cases (but not cosmetics), document bags, executive stationery accessories, brief cases, attache cases and men's toiletry accessories (but not men's toiletries), employing, subject to the approval of Licensor, fabrics or synthetic leather substitutes, and men's, women's and children's belts, suspenders and watch bands; provided, however, that in the event Licensor grants a license with respect to the manufacture and sale of watches in a territory which includes the Territory, Licensor shall have the right to terminate Licensee's rights in respect of watch bands upon ninety (90) days' notice, although Licensee shall have the right to fulfill all orders for watch bands taken prior to being given notice of such termination.

      6. "Women's Licensed Products", as follows: shirts, blouses, skirts, dresses, jackets, suits, sweaters, pants, shorts, jeans, vests, coats, raincoats, scarves, outerwear, hosiery (including sheer hosiery and panty hose), gloves, hats and caps, and jewelry and such other items as may from time-to-time be designated by the Design Partnership. Women's Licensed Products shall include both higher quality ready-to-wear apparel, and apparel having a "work", "western" or "roughwear" look. Women's Licensed Products shall include products designated by Licensor as "Women's Collection Products". Women's Licensed Products shall also include swimwear; provided, however, that such rights may be terminated upon one hundred and eighty (180) days' written notice in the event that Licensor wishes to grant a license with respect to women's swimwear in the Territory to a third party under circumstances which, pursuant to paragraph 2.12 hereof, would not result in Licensee having a right of first of first refusal.

      7. "Golf Licensed Products", which term shall mean such items of men's, women's and children's apparel and accessories as Licensor may from time-to-time develop and merchandise as part of its regular golf program.

      8. "Ski Licensed Products", which term shall mean such items of men's, women's and children's apparel and accessories as Licensor may from time-to-time develop and merchandise as part of its regular ski program.

      9. Umbrellas.

      10. "Home Furnishings Licensed Products", as follows:

            (a)   Bath:

                  Bath rugs, bath robes, shower curtains (plastic and fabric), bath mats, towels (bath, body sheet, finger and face cloth), toilet seat covers, tank covers, toilet tissue covers, curtain and window treatments, towel bars, rods, soap dishes, cups, tissue boxes, waste baskets, hampers, medicine cabinets.

            (b)   Bedroom:

                  Sheets, pillow cases, shams, ruffles, comforters, quilts, blankets, blanket covers, duvet covers, mattress pads and covers, headboard covers, draperies, curtains, pillows, wardrobe and closet accessories (hangers and garment bags that are not luggage), furniture such as headboards, tables, beds, mirrors, chests, chairs, vanities, sofas.

            (c)   Living Room and Dining Room:

                  Furniture such as tables, chairs, chests, breakfronts, credenzas, shelf units and bookcases, desks, sectional dividers, sofas, cushions; provided, however, that Licensee shall consult in good faith with Licensor on ways to develop and expand sales of furniture Licensed Products in the Territory.

            (d)   Kitchen:

                  Hand towels, pot holders, oven mitts, kitchen towels, aprons, appliance covers.

            (e)   Accessories:

                  Ceramics, canister sets, can openers, bowls, pots, pans, utensils and related houseware and cookware products.

            (f)   Tabletop:

                        Soft: Tablecloths, napkins, napkin rings, mats, runners, etc.

                        Hard: China, flatware, glassware, plates and dishes and related products.

            (g)   Multi-Room:

                  Upholstery, wall coverings, floor coverings, light fixtures, window treatments (including venetian, shutters, curtains and other types of window blinds and shades), lamps and shades, throw blankets, waste baskets, potpourri, artificial flowers, decorative pillows.

                                                                      Schedule B


                                   TRADEMARKS

Polo by Ralph Lauren
Ralph (Polo Player Symbol) Lauren
Chaps by Ralph Lauren (for Menswear Licensed Products only)
RRL
Double RL Ralph Lauren
Polo Sport
Ralph by Ralph Lauren (for womenswear only)
Ralph Lauren Polo Jeans Company

Such other trademarks (including various seasonal logos adopted by Licensor) as Licensor, in its sole discretion, may from time-to-time designate for use in connection with particular Licensed Products.

                                                                      Schedule C


                         Restricted Designers and Brands

[* * *]

























Licensor hereby approves of the following products being manufactured and sold by sublicensees of Licensee:


Sublicensee     Applicable Name      Products

Kawabe K.K.     [* * *]              Men's and women's handkerchiefs
Kawabe K.K.     [* * *]              Men's and women's handkerchiefs
K.K. Naigai     [* * *]              Men's, women's and children's socks &
                                       hosiery
K.K. Naigai     [* * *]              Men's and women's socks & hosiery
K. K. Why       [* * *]              Men's and women's leather goods
K.K. Iwanami    [* * *]              Women's belts
K.K. Iwanami    [* * *]              Women's belts

                                                                      Schedule D


                         EARNED ROYALTY PERCENTAGE RATE

      Except as hereinafter provided with respect to Chaps Licensed Products, during each year hereof, there shall be two applicable rates of earned royalties applied against net sales of Licensed Products, depending upon the volume of net sales achieved. For each year during the term hereof, the Earned Royalty Percentage Rate shall mean "Initial Rates" applied to net sales of Licensed Products up to the "Trigger Point" (which shall mean a pre-established volume of the aggregate net sales price of all Licensed Products sold by Licensee, sales above which shall trigger a lower rate), and the "Overroyalty Rate", which shall be applied to all net sales in excess of the "Trigger Point", all as hereinafter set forth. The first Trigger Point shall apply to net sales of all Licensed Products which do not bear the Chaps trademark. The second Trigger Point shall apply to net sales of all Licensed Products which bear the Chaps trademark ("Chaps Licensed Products").

YEAR
COMMENCING
MARCH 1ST:       INITIAL RATE    TRIGGER POINT      OVERROYALTY RATE
                                (IN [* * *] YEN)
                                (NON-CHAPS/CHAPS)

1998                [* * *]      [* * *]                [* * *]
1999                [* * *]      [* * *]                [* * *]
2000                [* * *]      [* * *]                [* * *]
2001                [* * *]      [* * *]                [* * *]
2002                [* * *]      [* * *]                [* * *]

If renewed:

2003                [* * *]      [* * *]                [* * *]
2004                [* * *]      [* * *]                [* * *]
2005                [* * *]      [* * *]                [* * *]
2006                [* * *]      [* * *]                [* * *]
2007                [* * *]      [* * *]                [* * *]

If renewed:

2008                [* * *]      [* * *]                [* * *]
2009                [* * *]      [* * *]                [* * *]
2010                [* * *]      [* * *]                [* * *]
2011                [* * *]      [* * *]                [* * *]
2012                [* * *]      [* * *]                [* * *]

     Notwithstanding anything to the contrary contained herein, the Earned Royalty Percentage Rate with respect to all sales of Chaps Licensed Products shall be [* * *] percent [* * *]. Accordingly, Licensee shall account for and pay earned royalties in respect of net sales of Chaps Licensed Products in excess of the Chaps Trigger Point set forth above, at the rate of [* * *] percent [* * *].

     Example 1: During the second six-month accounting period of the year commencing on March 1, 2001, the aggregate net sales price of all Licensed Products, excluding Chaps Licensed Products, is [* * *] yen for an annual total of [* * *] yen. The Initial Rate of [* * *] is applied to the first [* * *] yen of net sales, and the Overroyalty Rate of [* * *] is applied to the remaining [*
* *] yen.

     Example 2: During the second six-month Accounting period of the year commencing on March 1, 2001, the aggregate net sales price of Chaps Licensed Products is [* * *] yen, for an annual total of [* * *] yen. The Overroyalty Rate of [* * *] is applied, to [* * *] yen of net sales.

                                                                      Schedule E


                               As of March 1, 1998


The Polo/Lauren Company, L.P.
650 Madison Avenue
New York, New York 10022

            Re: License Agreement between Polo Ralph Lauren Japan Co., Ltd. ("Polo Japan") and The Polo/Lauren Company, L.P. (the "Polo Partnership"), dated as of March 1, 1998 (the "License Agreement"); Design Services Agreement between Polo Japan and Polo Ralph Lauren Enterprises, L.P. (the "Design Partnership"), dated as of March 1, 1998 (the "Design Agreement")

Gentlemen:

      In order to induce each of the Polo Partnership and the Design Partnership to enter into the License Agreement and the Design Agreement (the "Agreements"), and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned The Seibu Department Stores, Ltd., a Japanese corporation ("Guarantor"), unconditionally guaranties: (i) the prompt payment of any and all monies owing by Polo Japan under the Agreements and (ii) the performance of all obligations of Polo Japan under the Agreements.

      This Guaranty shall be a continuing, absolute, irrevocable and unconditional guaranty of payment and performance and may be enforced directly and immediately following any "Event of Default" (as defined in the respective Agreements) on the part of Polo Japan under any of the Agreements, and without prior notice of, demand upon, or any prior action against, Polo Japan, and without resorting to any other remedies available to the Polo Partnership or the Design Partnership.

      The Guarantor shall not be released from its obligations hereunder, and this Guaranty shall not be affected, modified or impaired in any way whatsoever upon the happening from time to time of any event, including without limitation, any of the following, whether with or without notice to or consent of the
Guarantor: (i) the modification, extension or amendment of any of the Agreements; (ii) the compromise, settlement, modification, release or termination of any of the foregoing obligations hereby guarantied by the Guarantor; (iii) the failure to give notice to the Guarantor of the occurrence of any default in Polo Japan's performance of any such obligations or any amendment of any of the Agreements, provided notice of such default is given in accordance with the Agreements; or (ii) any failure, omission or delay by any party to any of the Agreements to exercise any right or remedy to which it may be entitled.

      Upon the occurrence of any of those events set forth in paragraphs (i) through (iii) below, it is expressly understood that the Guarantor shall be deemed to be in default under this Guaranty:

            (i) The Guarantor institutes proceedings seeking relief under a bankruptcy act or any similar law, or consents to entry of an order for relief against it in any bankruptcy or insolvency proceeding or similar proceeding, or files a petition or answer or consent for reorganization or other relief under any bankruptcy act or other similar law, or consents to the filing against it in any petition for the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it or of any substantial part of its property, or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due or fails to pay its debts as they become due, or takes any action in furtherance of the foregoing; or

            (ii) The Guarantor transfers or agrees to transfer a substantial part of its property, which transfer impairs the Guarantor's ability to perform under this Guaranty; or

            (iii) There has been the calling of a meeting of creditors, appointment of a committee of creditors or liquidating agents, or offering of a composition or extension to creditors by, for, or of the Guarantor.

      It is further understood that the occurrence of any event (or events), including and in addition to those set forth in paragraphs (i) through (iii) above, that would cause the Guarantor to be deemed to be in default under this Guaranty shall be deemed to constitute an Event of Default under each of the Agreements and shall entitle the Polo Partnership and the Design Partnership to immediately terminate the Agreements without prejudice to any other rights available to them under the Agreements or this Guaranty.

      The Guarantor hereby represents and warrants to, and agrees with, each of the Polo Partnership and the Design Partnership that the Guarantor has full legal right, power and authority to enter into this Guaranty, to perform all of its obligations hereunder and to consummate all of the transactions contemplated herein.

      This Guaranty shall be binding upon the Guarantor and any and all of its successors and assigns, and shall inure to the benefit of the Polo Partnership and the Design Partnership and each of their respective successors and assigns. No change, modification, alteration or discharge hereof shall be binding except by a written instrument duly executed by the party to be bound thereby.

                                    Very truly yours,

                                    GUARANTOR:
                                    The Seibu Department Stores, Ltd.


                                    By:
                                       --------------------------------

      The undersigned, Polo Ralph Lauren Japan Co., Ltd., understands and agrees that the occurrence of any event which shall result in Guarantor being deemed to be in default under the foregoing Guaranty shall be deemed to constitute an Event of Default under the Agreements, and the Polo Partnership and the Design Partnership shall be entitled immediately to terminate the Agreements, without prejudice to any other rights available to them thereunder.

Polo Ralph Lauren Japan Co., Ltd.

By:
   --------------------------

                                                                      Schedule F


                     POLO/RALPH LAUREN TRADEMARK AND DESIGN
                              PROTECTION AGREEMENT



TO __________________ ("You"):

      Our company is considering having you manufacture certain products designed under a contract with Polo Ralph Lauren Japan Co. Ltd. To facilitate this consideration, we may be providing you with certain designs and art work and you may be providing blankets of material or other samples or prototypes bearing our designs.

      By accepting our designs for review and development, and/or our orders or contracts for manufacture or purchases of material or finished products, your company will have agreed that it has only a limited, non-transferable right to use any trademarks and/or designs and/or art work (including specifically, colors, shapes, and textures) and/or paper patterns of Polo Ralph Lauren, L.P. and its affiliates ("Polo") as necessary for merchandise developed, manufactured and shipped, or services rendered, under our orders or contracts. You agree that you will keep highly confidential, and shall not disclose to any third party, all information pertaining to designs we may provide to you for a period of one
(1) year after we provide such designs to you. You further agree that you shall not use or facilitate the use at any time of any of Polo's trademarks, logos or, regardless of whether they are used in conjunction with the Ralph Lauren name or trademarks, any proprietary designs of Polo, for any purpose other than that for which they were placed in your trust, i.e., development of materials and fulfillment of your obligations under our orders or contracts. No rights shall remain in your firm or its employees or agents as to such trademarks, logos, or proprietary designs of Polo and you agree that to the extent your firm may acquire any rights to said marks, logos, art work or designs, such rights shall revert to Polo without any further act of the parties hereunder. By accepting our designs for development, you hereby agree to indemnify Polo and its affiliates for any losses, costs or expenses (of any kind whatsoever) which may arise as a result, directly or indirectly, of a breach of this Agreement.

      Please arrange for the signature of your executive officer in the space provided below and return one signed copy of this letter to the undersigned as soon as possible.

      Thank you for your cooperation.

                                    Sincerely yours,

                                    The Polo/Lauren Company, L.P.
                                    By:  Polo Ralph Lauren, L.P.
                                          General Partner

                                    By: _______________________

We have read and accept and agree to the above in consideration of orders from Polo Ralph Lauren, L.P.

CONTRACTOR NAME:       ___________________________

                       By: _______________________
                       Date:______________________

                          THE POLO/LAUREN COMPANY, L.P.


Polo Ralph Lauren Japan Co., Ltd.
Kihoh Bldg. 2-2, Koji-Machi
Chiyoda-ku
Tokyo, 102 Japan
Attention: President

      Re: License Agreement (the "Agreement") between The Polo/Lauren Company, L.P. and Polo Ralph Lauren Japan Co., Ltd.
            Dated as of March 1, 1998.

Gentlemen:

            Pursuant to paragraph 4.7 of the above-referenced agreement (all terms used but not defined herein having the respective meanings set forth in the Agreement), Licensor has the right to require Licensee to reimburse Licensor for Sports Marketing Costs and various advertising production costs ("Production Costs") on the terms set forth therein.

            By this letter agreement, Licensor and Licensee agree that:

            (A) The total amount of reimbursement for which Licensor may seek reimbursement from Licensee with respect to Sports Marketing Costs in each year shall be an amount equal to [***] percent [***] of the net sales price of all Licensed Products sold during such year pursuant to the Agreement;

            (B) The total amount of reimbursement for which Licensor may seek reimbursement from Licensee with respect to Production Costs shall be an amount equal to [***] percent [***] of the net sales price of all Licensed
Products sold during such year pursuant to the Agreement; and

            (C) The, total amount of the Annual Advertising Obligation for each year set forth in paragraph 4.6 of the Agreement shall be reduced by an amount [***].

                                    Sincerely,

                                    The Polo/Lauren Company, L.P.
                                    By: Polo Ralph Lauren, L.P.
                                          General Partner
                                    By: Polo Ralph Lauren Corporation,
                                           General Partner


                                    By:    /s/ Michael J. Newman
                                       ------------------------------------

AGREED:

Polo Ralph Lauren Japan Co. Ltd.


By:    /s/ Hiroshi Kometani
   ---------------------------------


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